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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE               John Doorley, Public Affairs - (908)423-4081
                                    Laura Jordan, Inv. Relations - (908)423-5185


                   NEW PRODUCTS TO DRIVE REVENUE AND EARNINGS
                          GROWTH, MERCK TELLS ANALYSTS

    NEW DATA RELEASED ON INVESTIGATIONAL MEDICINE FOR OSTEOARTHRITIS AND PAIN

Whitehouse Station, N.J., December 9, 1998 -- Everything is in place for the company to achieve its long-term growth objectives and it is now a matter of "continuing to execute," Merck told 300 securities analysts today at its annual business briefing.

The company also revealed new data on VIOXX(TM) (rofecoxib) -- its once-daily, anti-inflammatory COX-2-specific inhibitor for the treatment of the signs and symptoms of osteoarthritis and the relief of pain -- and confirmed it had submitted a New Drug Application to the U.S. Food and Drug Administration on November 23. Merck expects to have filed similar regulatory applications worldwide by the end of the year.

Merck has introduced 14 new products since April 1995, a record for the company. "Breakthrough research has been the hallmark of Merck's success in the past," said Raymond V. Gilmartin, Chairman, President and CEO, "and we know that it will continue to be the driving force behind our success in the future."

Merck plans to invest $2.1 billion in 1999 (a 14 percent increase over the projected amount for 1998) to discover and develop innovative, unique-in-class medicines. The 14 new drugs and vaccines are accounting for an increasingly large percentage of the company's total revenues, while the Merck medicines that will lose patent protection in 2000 and 2001 are declining in significance. The company is therefore confident it can overcome the patent expiration challenge, Mr. Gilmartin said. He added that Merck introduced five of the 14 new products this
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year, and all are at the very early stages of their product life cycles with room for significant growth.

Mr. Gilmartin listed patent expirations, increasing market competition and cost containment pressures as the three biggest challenges facing the company. Joining him in expressing confidence in the company's ability to meet those challenges were: David W. Anstice, President, Human Health - The Americas; Per Wold-Olsen, President, Human Health - Europe, Middle East & Africa; Per G. H. Lofberg, President, Merck-Medco Managed Care; Judy C. Lewent, Senior Vice President and Chief Financial Officer, and Edward M. Scolnick, M.D., President, Merck Research Laboratories, and Executive Vice President, Science and Technology.

Merck will add 700 new professional representatives to its U.S. sales force in 1999 to support the growth of its new products and build promotional support for VIOXX, Mr. Anstice announced.

Mr. Gilmartin said all of the five medicines introduced this year -- SINGULAIR for asthma, MAXALT for migraines, AGGRASTAT for cardiovascular disorders, PROPECIA for male pattern hair loss and COSOPT for glaucoma -- are performing at or above the company's targets.

STRONG GROWTH OF KEY FRANCHISES

In the highly competitive cholesterol-lowering market, market share for ZOCOR stabilized in 1998. Company executives attributed this, in part, to the promotion of new indications for stroke prevention and triglycerides reduction. In 1998, Merck sales representatives also began promoting the new 20 mg starting dose, which was used in the landmark 4S study, as well as the new ZOCOR 80 mg dose.

FOSAMAX, Merck's medicine to treat and prevent postmenopausal osteoporosis and reduce the risk of fractures due to osteoporosis, continues to be the leading non-hormonal treatment for osteoporosis worldwide despite new competition. COZAAR/HYZAAR, Merck's angiotensin II antagonist, also continued its market leadership in 1998 due to its excellent tolerability profile and proven efficacy in treating high blood pressure despite new competition in this class. In

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1998, CRIXIVAN, available in more than 80 countries, remained the most widely prescribed protease inhibitor for the treatment of HIV/AIDS worldwide.

Despite the complex, challenging and highly regulated market environment, Merck continues to do well in Europe, said Mr. Wold-Olsen. In 1998, Merck is growing at 14 percent in Europe. Merck is now the number two pharmaceutical company there, with revenues that have more than doubled over the last five years.

Mr. Lofberg reported that Merck-Medco continued its strong performance in 1998 and strengthened its position as the nation's leading pharmacy benefit manager. He said Merck-Medco's growth was fueled by major new accounts gained in all market segments. Mr. Lofberg outlined a number of Merck-Medco initiatives that employ its clinical, information management and communications capabilities to improve patient care and reduce overall health care costs. For instance, he reported on the growing acceptance of Merck-Medco's health management programs in the market and reviewed results of studies that demonstrate how these programs contribute to better health and lower costs. He also described Merck-Medco's efforts to employ technologies, such as physician point-of-care systems and the Internet, to enhance services for health care providers and patients.

NEW DATA ON VIOXX

Dr. Scolnick presented for the first time results from two six-month safety studies on VIOXX, the Company's investigational, once-daily, anti-inflammatory COX-2 specific inhibitor. COX-2 specific inhibitors are being studied to determine whether they cause fewer serious gastrointestinal side effects than nonsteroidal anti-inflammatory drugs (NSAIDs), the most commonly used therapy available for the treatment of osteoarthritis (OA) and pain.

In the two studies, which evaluated a total of 1,427 OA patients, the cumulative rate of ulcers for once daily VIOXX (25 and 50 mg) was similar to the rate on placebo and significantly less than the rate on ibuprofen (800 mg, dosed three times a day), a widely used NSAID. Ulcers were observed using an endoscope, a medical instrument that allows physicians to view the esophagus, stomach and a small part of the upper intestine. Endoscopies were performed at the start of the study, and at weeks six, 12, and 24.


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At the primary endpoint of week 12, 7.3 percent of patients on placebo had ulcers compared to 4.7 percent on VIOXX 25 mg and 8.1 percent on VIOXX 50 mg. Of patients on ibuprofen, 28.5 percent had ulcers. At week 24, the cumulative ulcer rates for both doses of VIOXX (9.7 percent for 25 mg and 13.5 percent for 50 mg) remained significantly lower than the rate for ibuprofen (46.4 percent). The placebo arm of the study was discontinued at week 16 by design.

Dr. Scolnick also summarized results from two acute pain studies in which VIOXX relieved dental pain and post-orthopedic surgery pain comparable to widely used prescription NSAIDs and superior to placebo. In the 151-patient dental pain study, a single 50 mg dose of VIOXX was comparable to a single 400 mg dose of ibuprofen and superior to placebo in relieving pain at eight hours after dosing, and pain relief was sustained for the full 24-hour study period. In the 218-patient post-orthopedic surgery pain study, a single dose of VIOXX 50 mg was comparable to a single dose of naproxen sodium 550 mg and superior to placebo at eight hours, and pain relief was sustained at 12 hours, the last time point measured. In both studies, VIOXX was similar to NSAIDs in time to onset of action, with pain relief occurring within 45 minutes. The primary endpoint in the two studies was total pain relief at eight hours after dosing.

Dr. Scolnick also noted that kidney effects seen with VIOXX are comparable to those seen with other drugs, including NSAIDs, known to act on similar biochemical targets. The incidence of mild fluid retention was low and similar among those taking VIOXX (less than 3.5 percent) and those taking ibuprofen (4 percent). Other specialized safety studies evaluating the effect of VIOXX on the kidney, joints and lower GI tract have been completed, as has a comprehensive analysis on GI outcomes such as perforations, ulcers and bleeds. Results of those studies will be presented at a later date.

OTHER RESEARCH PROJECTS DISCUSSED

In addition to VIOXX, Dr. Scolnick discussed nine other compounds out of the many under investigation in Merck Research Laboratories. Merck's substance P antagonist (MK-869), which treats depression in an entirely new way, is currently in Phase IIb clinical dose ranging trials. The once-a-day, oral compound has a novel mechanism of action, and in Phase IIa clinical trials


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demonstrated excellent antidepressant and anti-anxiety activity. It also showed efficacy and excellent tolerability compared with a selective serotonin re-uptake inhibitor from the leading class of antidepressants. The optimal dose is being identified and Merck expects to start Phase III clinical studies in 1999. A "second entry" substance P antagonist is in Phase IIb.

Other products in development include MK-663, a second entry COX-2 inhibitor; CANSIDAS, a once-a-day intravenous antifungal compound; MK-826, a once-a-day, long-acting antibiotic of the carbapenem class; a VLA-4 antagonist, an inhaled drug for asthma that Merck has licensed from Biogen; a promising anti-cancer compound that inhibits the activity of the ras protein enzyme involved in pancreatic, colon, lung and breast cancers; a rotavirus vaccine to prevent infant diarrhea and malabsorption; and the company's human papillomavirus vaccine.

                                      * * *

In terms of performance for the remainder of this year, Mr. Gilmartin said Merck is comfortable with the 1998 earnings range as the company sees it on First Call of $4.27 to $4.34 on a fully diluted basis. For next year, he said it would be reasonable to expect earnings to be within the range of $4.85 to $4.95 on a fully diluted basis.

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include Mr. Gilmartin's statements regarding the Company's expected growth rates, and Dr. Scolnick's statements regarding product pipeline. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially is readily available in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997. Copies of this Form 10-K are available on request directed to Merck's Office of Stockholder Services.


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